Filed Pursuant to Rule 433
Registration Statement No. 333-227001

       Index (USD)  Volatility p.a. (%) 31Y 5Y Base      Sharpe Ratio41Y 5Y Base      12 Month ReturnBest Worst  Worst Drawdown(%) DUW5    Beta1Y 5Y    Index (I)Benchmark (B)  9.911.3  9.611.3  11.116.7  0.381.08  0.700.59  0.700.34  43.2 ‐11.577.9 ‐51.0  ‐15.2‐56.2  2462  0.621.00  0.621.00  Variation (I) ‐ (B)  ‐1.4  ‐1.7  ‐5.7  ‐0.70  0.11  0.36  ‐34.7 39.5  41.0  ‐38  ‐  ‐      Index (USD)  Return (%) 21M 3M YTD  Return p.a. (%)1Y 3Y 5Y Base  YoY Return (%)’14 ’15 ’16 ’17 ’18  Index (I)Benchmark (B)  2.4 5.3 5.42.4 7.5 22.3  5.6 10.8 7.5 7.813.7 11.9 7.2 5.0  1.1 ‐1.2 8.5 22.5 3.94.2 ‐2.4 7.9 24.0 ‐9.4  Variation (I) ‐ (B)  0.0 ‐2.1 ‐16.9  ‐8.1 ‐1.2 0.2 2.8  ‐3.1 1.1 0.6 ‐1.4 13.3  Index Objectives:The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk‐adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad‐based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash.  Index Ticker Symbols: Bloomberg: RBCEGTUT Index Thomson Reuters: .RBCEGTUT  Index Launch Date:February 18, 2019  Index Base Date:December 19, 2007  Asset Class:EquityFixed Income (Cash)  Target Allocations:Large Cap US (50%) International Developed (25%)Emerging Market (15%) Small Cap US (10%) Rebalanced annually  Availability:Investors cannot invest directly in the Index.The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  RBC Global Tactical Equity Total Return IndexPerformance Factsheet       Index Description The Index is comprised of four Sub‐Indices, each of which provides exposure to a different equity market, weighted as follows: 50% Large‐Cap U.S. stocks, 10% Small‐Cap U.S. stocks, 25% International Developed Market stocks, and 15% Emerging Market stocks. In order to obtain exposure to these markets, the Index is allocated on a fixed‐weight basis, rebalancing once a year, to the four Sub‐Indices. Each Sub‐Index obtains exposure to one of the relevant markets by tracking the performance of the relevant futures contract.On the specified monthly determination date, the allocation of each Sub‐index is determined based on the observation of a pre‐defined Tactical Trigger: the relevant daily moving average (DMA). If a specific ETF that tracks the relevant market (indicated on page3) is at or above its relevant DMA (a bullish trend), the Sub‐Index will allocate to equity via the relevant futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant DMA (a bearish trend).Performance1, 2 – Total Return (USD)  November 30, 2019  Last Rebalancing Date:December 19, 2018Benchmark:MSCI ACWI Net Total Return USD Index Bloomberg: M1WD IndexThomson Reuters: .MIWD00000NUSLiquidity:The Index tracks equity futures and cash. Each tracked futures contract averages significantly in excess of $1bn in daily trading volume.  1 Daily data from December 19, 2007 to November 30, 2019. Index re‐based to 100 on December 19, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document2 Source: Solactive AG, Bloomberg, RBC Capital Markets3 Based on daily returns, annualized with a 252‐day factor4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline                            20  1  60  100  140  180  220  260  Dec 07 Apr 09 Aug 10 Dec 11 Mar 13 Jul 14 Nov 15 Mar 17 Jul 18 Nov 19  Index Benchmark

   Large Cap US 53.9%  Small Cap US 9.1%  International Developed 24.0%  Allocation History1 (over last 12 months)        Allocation Date  Large Cap US  International Developed  Emerging Market  Small Cap US  Cash  Benchmark Performance *  November 13, 2019  50%  25%  15%  10%  0%  TBD**  October 16, 2019  50%  25%  15%  0%  10%  3.3%  September 18, 2019  50%  25%  15%  10%  0%  0.0%  August 14, 2019  50%  0%  0%  0%  50%  5.7%  July 17, 2019  50%  25%  15%  10%  0%  ‐5.4%  June 19, 2019  50%  0%  0%  0%  50%  1.8%  May 15, 2019  50%  25%  0%  10%  15%  2.7%  April 17, 2019  50%  25%  15%  10%  0%  ‐2.7%  March 13, 2019  50%  25%  15%  10%  0%  3.5%  February 13, 2019  0%  0%  15%  10%  75%  2.2%  January 16, 2019  0%  0%  0%  0%  100%  4.3%  December 19, 2018  0%  0%  0%  0%  100%  4.1%  Monthly Returns (%, as of November 30, 2019)    As of Last Determination Date (November 11, 2019)      Sub‐Index (Indicator)  Closing Level  Tactical Trigger  Large Cap US (SPY)  308.35  6.4% ABOVE 200 DMA  Int’l Developed (EFA)  68.29  5.0% ABOVE 100 DMA  Emerging Market (EEM)  43.37  4.1% ABOVE 100 DMA  Small Cap US (IWM)  158.78  3.9% ABOVE 100 DMA  Fed Funds Exposure    Equity Exposure    As of Month End (November 30, 2019)      Sub‐Index (Indicator)  Closing Level  Distance from DMA  Large Cap US (SPY)  314.31  7.5%  Int’l Developed (EFA)  68.18  4.3%  Emerging Market (EEM)  42.54  2.1%  Small Cap US (IWM)  161.77  5.4%  November 30, 2019  Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  0.2%  0.5%  0.5%  3.5%  ‐6.2%  5.4%  0.3%  ‐3.8%  0.4%  2.5%  2.4%    5.4%  2018  5.6%  ‐4.2%  ‐1.9%  0.6%  1.3%  0.0%  2.4%  2.1%  0.1%  ‐2.3%  0.2%  0.2%  3.9%  2017  2.1%  2.7%  1.3%  1.3%  2.1%  0.8%  2.7%  0.1%  2.1%  2.2%  1.9%  1.4%  22.5%  2016  0.0%  0.0%  1.4%  0.3%  1.0%  ‐0.4%  3.4%  0.1%  0.9%  ‐1.9%  2.0%  1.4%  8.5%  2015  ‐1.7%  3.7%  ‐1.2%  0.9%  0.4%  ‐2.1%  1.5%  ‐3.5%  0.7%  0.0%  0.0%  0.0%  ‐1.2%  2014  ‐3.9%  4.3%  0.2%  0.3%  2.1%  1.7%  ‐1.8%  2.4%  ‐1.2%  ‐3.1%  0.6%  ‐0.1%  1.1%  2013  4.1%  0.1%  2.5%  1.6%  0.9%  ‐1.5%  4.6%  ‐2.3%  3.4%  4.0%  2.1%  2.0%  23.5%  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  7.9%  2.7%  1.3%  3.4%  ‐5.9%  6.5%  0.3%  ‐2.4%  2.1%  2.7%  2.4%    22.3%  2018  5.6%  ‐4.2%  ‐2.2%  1.0%  0.1%  ‐0.5%  3.0%  0.8%  0.4%  ‐7.5%  1.5%  ‐7.0%  ‐9.4%  2017  2.7%  2.8%  1.2%  1.6%  2.2%  0.5%  2.8%  0.4%  1.9%  2.1%  1.9%  1.6%  24.0%  2016  ‐6.0%  ‐0.7%  7.4%  1.5%  0.1%  ‐0.6%  4.3%  0.3%  0.6%  ‐1.7%  0.8%  2.2%  7.9%  2015  ‐1.6%  5.6%  ‐1.6%  2.9%  ‐0.1%  ‐2.4%  0.9%  ‐6.9%  ‐3.6%  7.9%  ‐0.8%  ‐1.8%  ‐2.4%  2014  ‐4.0%  4.8%  0.4%  1.0%  2.1%  1.9%  ‐1.2%  2.2%  ‐3.2%  0.7%  1.7%  ‐1.9%  4.2%  2013  4.6%  0.0%  1.8%  2.9%  ‐0.2%  ‐3.0%  4.8%  ‐2.1%  5.2%  4.0%  1.4%  1.7%  22.8%              DateDetermination  LastNovember 11, 2019  NextDecember 16, 2019  Allocation  November 13, 2019  December 18, 2019  Rebalancing  December 19, 2018  December 18, 2019  1 Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary* Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (December 18, 2019)Current Allocation (as of November 30, 2019) Characteristics SnapshotEmerging Market 13.0%    2

   RBC Global Tactical Equity Total Return Index  Summary of Index Methodology:            RBC Large Cap US Tactical Equity Total Return Index    RBC Small Cap US Tactical Equity Total Return Index    RBC International Developed Tactical Equity Total Return Index    RBC Emerging Market Tactical EquityTotal Return Index                  50%Rebalanced Annually  10%Rebalanced Annually  25%Rebalanced Annually  15%Rebalanced Annually      60% Domestic Allocation  40% International Allocation          200‐day Moving Average SPDR S&P 500 ETF Trust (SPY)    100‐day Moving Average iShares Russell 2000 ETF (IWM)    100‐day Moving Average iShares MSCI EAFE ETF (EFA)    100‐day Moving Average iShares MSCI EM ETF (EEM)    Tactical Trigger – Determined 2 Trading Days Before Allocation                E‐mini S&P 500 Future+Fed Funds        Fed Funds  Bullish Tactical TriggerSPDR S&P 500 ETF Spotabove the Tactical Trigger  Bearish Tactical TriggerSPDR S&P 500 ETF Spotbelow the Tactical Trigger        E‐mini Russell 2000 Future+Fed Funds        Fed Funds  Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger        MSCI EAFE Future+Fed Funds        Fed Funds  Bullish Tactical Trigger iShares MSCI EAFE ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares MSCI EAFE ETF Spot below the Tactical Trigger        MSCI EM Future+Fed Funds        Fed Funds  Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger    Monthly Allocation – Is Tactical Trigger Bullish or Bearish?  OR  OR  OR  OR  November 30, 2019    3

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RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll‐ free at 1‐877‐688‐2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com  November 30, 2019    4